Exhibit 14

CORPORATE POLICY: Code of Business Conduct and Ethics

Policy Name:	Code of Business Conduct and Ethics

Version:	1.0

Effective Date:	March 12, 2024

Classification:	Public

I. INTRODUCTION

A. Purpose

The purpose of this QT Imaging Holdings Code of Business Conduct and Ethics (the “Code”) is to confirm the commitment of QT Imaging Holdings, Inc. (the “Company”) and its subsidiaries to conduct its business in strict compliance with all applicable laws and regulations, so too it expects its employees, officers, and directors to act in accordance with the highest standards of business ethics both on and off Company premises, and to avoid any appearance of impropriety. The Company greatly depends upon its employees, officers, and directors for their adherence to sound business principles, compliance with applicable laws, rules and regulations, and dedication to high ethical business standards. With this Code, we, as employees, officers and directors, share in the responsibility of developing and maintaining the honesty and integrity of our Company.

This Code is intended as one element in the Company’s efforts to ensure lawful and ethical conduct on the part of you and the Company. It includes general principles. You will have to apply these principles to your own specific responsibilities. This Code is part of a more extensive process that includes compliance with the Company’s policies, an open relationship between you and your supervisors that is conducive to good business conduct and, above all, your integrity and good judgment.

In that regard, you must:

•	comply with applicable laws, rules, and regulations;

•	conduct all dealings with the Company’s customers, suppliers, and competitors fairly, with honesty, and with integrity;

•	ethically manage conflicts of interest, both real and perceived, in personal and professional relationships;

•

produce, or cause to be produced, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission (the “SEC”) and in other public communications.

•	protect information, in any form, which belongs to the Company, its customers, and suppliers;

•	protect the Company’s assets and ensure their efficient use and report any suspected incident of fraud or theft immediately;

•	never use your position with the Company or Company assets or information for improper personal gain.

The policies encompassed by this Code apply everywhere where the Company conducts business. Certain foreign and U.S. federal and state laws and regulations, and the rules governing transactions with foreign, federal, state, and municipal agencies, may apply to particular aspects of the Company’s business. Some of these laws are straightforward, but others may be relatively complex. In addition, the regulation of international business is quite complex, and international business practices and ethics may differ from those in the United States. This Code governs all of the Company’s affairs in the United States and abroad.

You are expected to abide by the spirit as well as the letter of this Code. You are also expected to cooperate with any inquiries or investigations concerning a possible or suspected violation of this Code.

You must report potential or actual violations of this Code using the procedures discussed below. Under no circumstances will you be subject to any disciplinary or retaliatory action for reporting a violation or potential violation, or for participating in any related investigation unless it is determined that you violated this Code. However, knowingly making false or malicious reports will not be tolerated and you will be subject to appropriate disciplinary action if you file such reports.

B. Important Information

You are encouraged to read this Code carefully. As an employee, officer or director of the Company, it is your responsibility to be familiar with this Code. However, no representation is expressed or implied that the policies stated in this Code are all of the Company’s relevant policies, or that they are a comprehensive, full, or complete explanation of the laws or standards of conduct that are applicable to you or the Company. You have a continuing obligation to familiarize yourself with applicable law and Company policy.

Any failure to follow the guidelines outlined in this Code could lead to your being disciplined, discharged, or removed, as the case may be, by the Company and/or possible exposure to civil and criminal penalties under federal and state laws. In addition, as a result of improper conduct, the Company may be subjected to prosecution and significant penalties.

It is important to remember that this Code is not a contract of employment and does not create any contractual rights of any kind between the Company and its employees, officers, and directors. In addition, the Company reserves the exclusive right to modify or change this Code and its contents at any time without prior notice.

You must sign a certification in the attached form acknowledging receipt of this Code. This Code is available on the Company’s intranet. This Code is also available to the public on the Company’s website at [www.qtimaging.com/ ].

II. WHO TO CONTACT

If you have any questions about this Code or any concerns as to whether certain conduct may be wrong, illegal, or unethical, or if a situation is difficult or confusing to you, you are encouraged to discontinue any action and immediately request assistance by contacting your manager or the person named below:

Board Representative, Ross Taylor

Email: rosstaylor30@yahoo.com

III. LAWFUL AND ETHICAL BEHAVIOR

The foundation on which this Code of Business Conduct and Ethics is built is obeying the law and acting ethically. It is the Company’s policy that you conduct business in accordance with applicable federal, state, and local laws, rules, and regulations and with the laws, rules, and regulations of other countries in which the Company does business. In addition, the Company’s policy demands that you adhere to the highest standard of business ethics and conduct.

You must be alert and sensitive to situations that could result in illegal, unethical, or improper action. When you are faced with a business decision that seems to have ethical overtones, here are some questions that should be helpful to determine if your actions are proper:

•	Do I have all the necessary facts?

•	Am I informed about all of the legal implications?

•	Who has an important stake in the outcome (e.g., employees, customers, suppliers, etc..), and what is that stake?

•	Does the issue raise ethical issues that go deeper than legal or institutional concerns?

•	What are the options for acting, and which options will produce the most good and do the least harm?

•	Which options respect the dignity of all stakeholders?

•	Would I be proud to explain my actions to my family, fellow employees, customers - or on tonight’s news broadcast?

If you remain uncertain about what to do, if you need advice, or if you have reason to believe that a U.S. or foreign law could be violated in connection with Company business or that this Code has been violated in any way, notify your manager, an executive officer, or the above-named Board Representative at once.

IV. ETHICAL STANDARDS

This Code contains standards reasonably necessary to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the issuer and in other public communications; and compliance with applicable laws, rules and regulations.

You must:

(a)

Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships. You should recognize that even the appearance of a conflict of interest can damage the Company. A conflict of interest may exist because of a relationship of an employee or of a family member that is inconsistent with the Company’s best interests or could cause a conflict with the employee’s ability to perform his or her job responsibilities.

(b)	Promptly report to your manager, an executive officer, or the above-named Board Representative any transaction that reasonably could be expected to give rise to a conflict of interest.

(c)	Produce, or cause to be produced, full, fair, accurate, timely and understandable

(d)	disclosure in reports and documents that the Company files with or submits to the SEC and in other public communications.

(e)	Comply with applicable laws, rules, and regulations.

(f)	Promptly report any violation of this Code to your manager, an executive officer, or the above-named Board Representative.

(g)	Proactively promote ethical behavior by other Company officers and employees involved in financial reporting.

If you are a senior executive officer (chief executive officer, chief financial officer, principal financial officer or controller), other executive officer or director, any request by you for a waiver of the requirements in any of the above provisions of these Ethical Standards must be in writing and addressed to the Chairperson of the Audit Committee. If you are not an executive officer or director, any request by you for a waiver of the requirements in any of these provisions must be in writing and addressed to an executive officer or the above-named Board Representative.

With regard to senior financial officers, other executive officers and directors, the Board will have the sole and absolute discretionary authority, acting upon such recommendation as may be made by the Audit Committee, to approve any requested waiver of the requirements in any of the above provisions of these Ethical Standards. Any such approved waiver for senior financial officers, other executive officers or directors will be disclosed promptly on Form 8-K or any other means that complies with SEC rules or applicable listing standards.

V. CONFLICTS OF INTEREST

The Company knows that it can only be truly successful through the diligence and loyalty of its employees, officers, and directors. Therefore, you must put the best interests of the Company at the forefront of any work-related activity or decision and ethically manage conflicts of interest. You must use your best judgment in determining whether a conflict of interest exits and then avoid any conduct, activity, relationship, or other situation that would create an actual or potential conflict of interest or create the appearance of such a conflict.

While it is not possible to identify every particular activity that might give rise to a conflict of interest, conflicts of interest may arise, for example, when an employee engages in a personal activity or has a personal interest that depends upon a specific outcome in the business of the Company. These personal activities or interests may influence the employee’s judgment, causing the employee to make decisions based upon the potential for personal gain, rather than in the best interests of the Company.

If you or your family members are engaged in any of the activities listed below, then there may be a conflict of interest, and you must disclose the facts concerning this activity to your manager, an executive officer, or the above-named Board Representative in order to have the Company address the situation:

(a)	any ownership interest in any supplier, customer, or competitor (other than nominal amounts of stock in publicly traded companies);

(b)	any consulting or employment relationship with any customer, supplier, or competitor;

(c)	any outside activity that harms a relationship between the Company and any customer or potential customer, or that interferes with a current or potential contract relationship;

(d)	any outside business activity that is competitive with any of the Company’s businesses or subsidiaries;

(e)	any outside activity of any type that is so substantial as to call into question your ability to devote appropriate time and attention to your duties and responsibilities to the Company;

(f)	any service on any board of directors or advisory board of any customer, supplier, or competitor unless such board service has been disclosed to the Company;

(g)	any sales or purchases of anything to or from the Company (unless it is pursuant to a routine program of disposal of surplus property that is offered to all employees in general); and

(h)

any situation in which, without proper authorization, you are required or tempted to disclose, or do disclose, any trade secret, confidential or proprietary information or intellectual property of the Company.

The list above serves only to illustrate sources of possible conflicts of interest and does not constitute a complete list of all the situations that may result in a conflict of interest. Ultimately, it is the responsibility of each employee to avoid any situation that could affect his/her ability to judge situations independently and objectively or even appear to be a conflict of interest. It is important to note that under certain circumstances, conflicts of interest can amount to violations of criminal law. If you have any questions regarding activity which may create a conflict of interest, please discuss the situation immediately with your manager, an executive officer, or the above-named Board Representative. If you know of a conflict of interest that exists elsewhere in the Company, you must disclose such conflict to your manager, an executive officer, or the above-named Board Representative.

The Company reserves the right to determine when actual or potential conflicts of interest exist, and then to take any action, which in the sole business judgment of the Company, is needed to prevent the conflict from continuing.

Such action may include, but is not limited to, having you divest the conflicting interest or return the benefit or gain received, realigning your duties and responsibilities, or disciplinary action, up to and including immediate termination of your employment.

Gifts and Entertainment

Generally, you and your family members may not accept gifts, services, discounts, or favors from those with whom the Company does business or considers doing business. Gifts, entertainment, favors, or gratuities are subject to the following guidelines:

(a) You may accept gifts of nominal value ordinarily used for sales promotion (for example, calendars, appointment books, pens, etc.,).

(b) Ordinary “business lunches” or reasonable entertainment consistent with local social and business customs may also be permissible if these actions can be reciprocated by you and are reasonable in cost and frequency.

If you receive a gift that does not fall within these guidelines, you must report it to your manager and return the gift. If the return of the gift is not practical, you should give it to the Company for charitable disposition or such other disposition as the Company deems appropriate.

Employment of Relatives and Significant Others

Supervisory relationships with family members present special workplace problems, including the potential for an appearance of a conflict of interest, in various personnel decisions that the supervisor makes. Accordingly, although not prohibited, Company employees should avoid a direct reporting relationship with any member of their family or others with whom they have a personal/extraprofessional relationship. If such a relationship exists or occurs, the employees must report it in writing to human resources.

Family members refers to a spouse or domestic partner, parents, legal guardians, siblings, children (natural, step- or adopted), grandparents, grandchildren, or current in-laws.

(Natural, step or adopted relationships are included in this definition.) This Code also applies to significant others and dating relationships.

VI. CONFIDENTIALITY

You owe a duty to safeguard confidential information of the Company from the public. Confidential information, which can be written, spoken or electronic, includes, but is not limited to, any non-public information regarding the Company’s financial information, business plans, marketing strategies, product launches, pricing policies, supplier and customer lists, and other similar operational information. The

Company’s confidential information may also include the Company’s intellectual property, including, but not limited to, copyrights, patents, trade secrets, logos and information on the Company’s products, equipment, manufacturing process, software development and research and development.

You must follow all applicable agreements and policies regarding confidentiality between you and the Company during and after your employment. You should be discreet with respect to confidential information in public and not communicate confidential information to any person unless that person has a legitimate, Company-related reason to access that information. Neither should you use any confidential information other than for legitimate, Company-related purposes. You should also ensure that a non-disclosure agreement is in effect and is approved by management before providing or receiving any confidential information from a third party.

VII. CORPORATE OPPORTUNITIES

You may not use corporate property, information, or position for improper personal gain. You owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. You are prohibited from competing with the Company or taking advantage for personal gain of any opportunity that is discovered through the use of Company property, information or position. You should report any corporate opportunity to your manager or other appropriate individual within the Company to determine whether the Company desires to take advantage of the opportunity.

If you are an officer, you have an additional obligation not to take advantage for personal gain of any opportunity that the Company may have an interest in pursuing, notwithstanding that your knowledge of such opportunity is obtained independently of your relationship with the Company.

VIII. FAIR DEALING

The Company seeks to compete fairly through innovation and superior performance, and it prohibits any unethical or illegal business practices, including, without limitation, corruption, bribery, kickbacks, extortion, and embezzlement. Furthermore, you should endeavor to deal fairly with the Company’s customers, suppliers, competitors, and employees. No director, officer or other employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other practice involving unfair dealing.

IX. ACCOUNTING AND FINANCIAL INTEGRITY, FRAUD, AND IMPROPER PAYMENTS

As noted in the Ethical Standards set forth above, the Company requires full, fair, accurate, timely and understandable recording and reporting of all Company information. The Company’s books, records and accounts must reflect, accurately and fairly, and within the Company’s normal system of accounting, all of its transactions. Therefore, you must act in a manner that ensures that all of the Company’s books, records, accounts, and financial statements are maintained in reasonable detail, appropriately reflect the Company’s transactions, and conform both to applicable legal requirements and to the Company’s system of internal controls.

Good financial reporting starts with good recordkeeping, and the Company and its management rely on its records to prepare financial statements that present its results of operations and financial position in a full, fair, accurate, timely and understandable manner. These financial statements are relied on by stockholders, creditors, governmental authorities, and the public. It is, therefore, critical that all employees involved with recording, summarizing, and maintaining business and accounting records do so in accordance with the following:

•	All assets, liabilities, revenues, and expenses will be recorded in the financial records of the Company and its subsidiaries;

•	No undisclosed or unrecorded funds or accounts will be established for any purpose;

•	No false or artificial entries will be made for any reason; and

•

No payments will be approved or made with the intention or understanding that any part of the payments is to be used for any purpose other than that described by the documentation supporting the payment.

In addition, everyone must execute and record transactions in accordance with all internal control procedures implemented by Company management. Furthermore, all of your expense reimbursements must accurately reflect the true nature and amount of the expenses.

It is especially important that you do not create, or participate in the creation, or perpetuation of, any records that are intended to mislead anyone or conceal any improper act of conduct.

Furthermore, if you are in any way involved in preparing the Company’s disclosure documents (such as SEC filings or press releases), you must produce full, fair, accurate, timely, and understandable disclosure in such documents.

Persons involved in preparing and finalizing the Company’s financial information, whether for internal or external reporting purposes, and disclosure documents should do so in accordance with the following:

•	Assist in maintaining internal control over financial reporting.

•

Inform the Chief Accounting Officer or the above-named Board Representative or such other individuals responsible for ensuring that appropriate controls and procedures are in place and followed for all quarterly and annual financial filings promptly of business transactions, events or circumstances that could have a material impact on the Company’s financial statements.

•	Communicate openly and honestly with the Company’s external public accountants with respect to quarterly and annual financial reporting and related disclosures.

•	Ensure the financial statements and related disclosures include all information deemed necessary to achieve an appropriate degree of transparency of business transactions.

Reporting Your Concerns

To facilitate the reporting of colleague concerns, the Company has established the following procedures for the confidential and/or anonymous submission by employees of concerns regarding accounting, internal accounting controls, or auditing matters (“Accounting Matters”).

Colleagues with concerns regarding Accounting Matters must report such concerns by contacting the Chief Accounting Officer or the above-named Board Representative, which may be done on a confidential basis.

Reports to the Chief Accounting Officer or the above-named Board Representative may be made in writing or orally, although the person who is reporting any such matters is advised to follow up in writing to ensure there is a written record of report; provided, however, the report may be submitted anonymously. The Chief Accounting Officer or the above-named Board Representative will initially review reports and those involving Accounting Matters will be reported by this member of the Board to the Chairman of our Audit Committee. All such reports will be investigated under Audit Committee direction and oversight by the above-named Board Representative, director of internal audit or other person as our Audit Committee may determine. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee. If the reported concern was not made on an anonymous basis, the Chief Accounting Officer or the above-named Board Representative will respond to the person making the report after the investigation is completed.

Non-Retaliation

While complaints and concerns regarding Accounting Matters may be made on an anonymous basis, you are encouraged to identify yourself so that the Company can contact you in the event further information is needed or to report our response to your concern. You should always be expected to participate in any investigation into a report made by you so that you can answer questions that may be relevant to the

Company’s investigation into such report. In any case, your identity in making a report, or otherwise participating in a follow-on investigation concerning the same, will be maintained in confidence to the fullest extent possible, consistent with the need to conduct an adequate review. Retaliation against those who bring forward these types of related concerns or complaints will not be tolerated. The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of concerns regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

If an employee, applicant, or vendor believes that he or she has been retaliated against for disclosing information regarding misconduct under the Code, he/she should file a written complaint with the above- named Board Representative.

Fraud

Company policy prohibits all fraudulent activity. Fraud includes, but is not limited to, the following actions:

•	dishonest or fraudulent acts;

•	embezzlement of Company funds;

•	forgery or alteration of negotiable instruments such as Company checks and drafts;

•

misappropriation of Company, employee, customer, partner, or supplier’s property, including, but not limited to, trade secrets or other confidential information that may be proprietary to the Company, but not rise to the level of a trade secret;

•	conversion to personal use of cash, securities, supplies or any other Company assets;

•	unauthorized handling or reporting of Company transactions;

•	falsification or material omission of client or prospective client records or information for any reason; and

•	falsification of Company records or financial statements for personal or other reasons.

Any violations of the Company’s fraud policy will result in immediate dismissal. Any employee, officer, director, or agent who suspects that any fraudulent activity has occurred, or may potentially occur, is required to report such concern to their manager, an executive officer, or the above-named Board Representative immediately.

Improper Payments

The Company observes the highest ethical standards in all of its business transactions – including those involving foreign countries. You may not take any action in connection with any international transaction or action in any foreign country that would be illegal or improper in the United States. Furthermore, you are required to observe all applicable foreign laws to which you or the Company may be subject, including foreign laws, customs duties and regulations and currency restrictions. Under no circumstances is it acceptable to offer, give, solicit, receive, or authorize any form of bribe, kickback, or improper inducement, payment, or gift in connection with Company business. This principle applies to Company transactions everywhere in the world, even in situations where the practice is widely considered “a way of doing business.” Under federal statutes (such as the U.S. Foreign Corrupt Practices Act), these are criminal acts that can lead to prosecution. If you are asked to make any such payment, you should consult with your manager, an executive officer, or the above-named Board Representative before taking any action.

In order to ensure that you are acting on the Company’s behalf and are not offering or receiving what could be considered to be a bribe, kickback, or other fraudulent activity, you must periodically undergo specialized training on the U.S. Foreign Corrupt Practices Act and other applicable laws and regulations about business gifts, and direct questions to the Legal Department. Limits on authority must be strictly observed and payments above authorized levels require advance approval by your manager in conjunction with the Finance Department.

X. POLITICAL ACTIVITIES AND COMPLIANCE WITH CAMPAIGN FINANCE LAWS

The Company encourages its directors, officers, and employees to be active members of their communities. Along with participation in civic, charitable, and volunteer activities, this includes participation in the political process and may involve monetary contributions to political candidates and causes.

It is the Company’s policy not to make any political contributions in connection with any federal, state, and local elections in violation of campaign finance laws. You may not make a political contribution on the Company’s behalf or cause the Company to be directly or indirectly liable for any political contributions without pre-approval. The Company’s resources may not be used to support the cost of fund-raising events, including the cost of food and beverage. You shall not include any political contributions or cost of a fundraising event on your expense accounts or in any other way that would result in reimbursement by the Company.

XI. PUBLIC STATEMENTS

All public statements about or on behalf of the Company must be carefully coordinated and approved in advance by the Company. Unless he or she has been authorized to do so, no employee should make public statements about or on behalf of the Company. If you receive a request for information or an interview about the Company, you should politely decline and direct the request to an executive officer or the above-named Board Representative.

XII. SOCIAL MEDIA

At QT Imaging Holdings, you should be discreet with respect to sharing ideas through Internet, including social networking sites, blogs, wikis, music or audio-sharing, media platforms and virtual worlds. You should not post any confidential information about the Company. You should not inappropriately discuss anything about the Company, colleagues, customers, business partners, and other stakeholders. On social media, unless you are specifically authorized to do so, you must not give the impression that you are acting on the Company’s behalf. If you believe you have witnessed improper activities on social media, please promptly notify your manager, an executive officer or the above-named the Board Representative.

XIII. TEAM MEMBER PRIVACY

Your colleagues have a right to privacy to confidential information about themselves that they have provided to you and the Company in the course of their work. Their information may include their employment history, government-issued identification numbers, personal contact information, marital status, and medical history. You have a responsibility to protect their privacy by taking appropriate precautions to safeguard their information and using it only pursuant to your job. For questions about the privacy laws in the workplace, seek advice from your manager, an executive officer, or the above-named Board Representative.

XIV. HEALTH AND SAFETY

The Company recognizes that a safe and healthy workplace is essential to all aspects of business and innovation. All employees should maintain a safe and healthy workplace by following the Company’s safety and health rules and practices and reporting accidents, injuries, and unsafe equipment, practices, or conditions.

XV. SEXUAL HARASSMENT

The Company prohibits all types of sexual harassment that may include inappropriate sexual remarks or jokes, sexually suggestive comments, inappropriate comments about someone’s appearance, visual displays such as sexually oriented gestures or derogatory pictures, unwanted sexual advances, invitations, touching, requests for sexual favors and threats to submit to sexual demands. If you feel that you have observed or experienced any of the above, please report the issue to your manager, an executive officer, or the above-named Board Representative.

XVI. IMPLEMENTATION OF THE CODE

Acknowledgment of the Code

As a condition of employment, officership and directorship of the Company, or continuation of such, as the case may be, all employees, officers and directors will be asked to review the Code of Business Conduct and Ethics and sign an Acknowledgement, which Acknowledgement shall state the following (or include language similar thereto):

“I have received and read the QT Imaging Holdings Code of Business Conduct and Ethics and agree to comply with its policies and requirements. I understand that the Code represents the current policies of QT Imaging Holdings and that they may be modified at any time without prior notice. I have complied with all of the requirements of this Code, and neither I to date failed to meet any requirements contained therein, nor do I know of failures by others within the Company to meet the requirements. I will carry out my responsibilities in compliance with the Code.”

You should retain a copy of any Acknowledgement that you sign for your own files. The Company will also retain records or copies of such documentation.

Compliance with the Code

Except as delegated by the Board of Directors to the Compliance Committee, the Board of Directors has retained the ultimate responsibility for overseeing compliance with all applicable laws, governmental regulations and policies, the Code and all other related Company policies and procedures and has appointed the above-named Board Representative to serve as the point person for communicating with the Board of Directors with regard to such compliance matters.

It is the responsibility of all employees, officers, and directors to comply with all applicable laws, regulations, governmental policies, the Code and the Company’s related policies and procedures. It is the responsibility of all Company supervisory personnel to monitor compliance with this Code. The Board of Directors will periodically review for compliance with the Company’s policies and procedures. In some cases, the Company will monitor compliance with the Code and the Company’s policies by audits, or otherwise ask you to certify that you are not aware of any violations of the Code. Any audit may be done at the direction of the Board of Directors, using Company personnel or legal counsel. You are required to cooperate fully with any such certification requests or audits and to provide truthful and accurate responses to any request.

Reporting Violations

In the event you believe that you have observed or have participated in any conduct or practices that you believe are unethical, inappropriate, or improper, you must immediately report the matter to your manager, an executive officer, or the above-named Board Representative. If you are involved in a violation of the Code, you must also report it immediately to your manager, an executive officer, or the above-named Board Representative. The fact that you reported the violation, together with the degree of cooperation displayed by you and whether the violation was willful or unintentional, will be given consideration by the Company in any resulting disciplinary action. Except as provided in the next paragraph, it is required that you give your identity when reporting suspected violations to allow the Company to contact you in the event further information is needed to pursue, or in connection with, an investigation. Reports of suspected violations of the Code must be in writing. A sufficiently detailed description of the factual basis for the report should be given in order to allow an appropriate investigation. Reports may be emailed to the above-named Board Representative at rosstaylor30@yahoo.com; or by mail at: Attention: Ross Taylor, Director, 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303.

Violations or concerns relating to accounting or auditing matters should be reported using the procedures set forth under the heading “Accounting and Financial Integrity, Fraud and Improper Payments.” Your identity will be maintained in confidence to the fullest extent practicable under the circumstances and in accordance with the Company’s legal obligations.

No person reporting a violation or suspected violation will be made to suffer public embarrassment or be subject to harassment or retaliation because of any good faith reporting. Any employee, officer or director of the Company who attempts or is responsible for reprisals against individuals, who in good faith report known or suspected violations, will be subject to disciplinary action. However, the submission of reports that are known to be false constitutes a violation of the Code and will result in stern disciplinary action.

Investigations of Violations

All investigations will be coordinated by the Board Representative or the Audit Committee and, as necessary, with the Company’s legal counsel. Employees, officers, and directors are expected to fully cooperate in the investigation of any alleged violation of the Code or related Company policies or procedures. If the result of an investigation indicates that corrective action is required, the Company will decide what steps it should take to rectify the problem and avoid its recurrence. It is imperative that reporting employees, officers or directors do not conduct their own preliminary investigations.

Investigations of an alleged violation may involve complex legal issues. Acting on your own may compromise the integrity of an investigation and adversely affect both you and the Company. You should always be expected to participate in any investigation into a report made by you so that you can answer questions that may be relevant to the Company’s investigation into an alleged violation of the Code.

Availability of the Code

All employees, officers and directors of the Company will receive a personal copy of this Code. If at any time you need an additional copy of the Code, please contact your manager, and that person will promptly provide you with another copy. In addition, a copy of this Code is available on the Company’s intranet and external websites, located at [www.qtimaging.com/ ].